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EXHIBIT 99.1

                                  PRESS RELEASE

 American Environmental Energy, Inc. (AEEI) announces the appointment of Walter
           O'Brien to its Board of Directors effective April 13, 2009

Costa Mesa, CA - American Environmental Energy, Inc. (AEEI.PK) is pleased to announce the appointment of Mr. Walter O'Brien to the Board of Directors. Mr. O'Brien joins the board with experience in capital markets and regulatory compliance that will strengthen the existing team and add shareholder value as the company enters its phase of planned business operations with income generating projects expected in 2009.

Mr. O'Brien, 34, brings over 15 years of corporate, entrepreneurial, and consulting experience in small to medium enterprise business environments to American Environmental Energy. Mr. O'Brien is a successful entrepreneur and has extensive knowledge and experience in process methodologies, globalization, and regulatory compliance. Mr. O'Brien furthermore has worked with other corporate leaders to reduce risks and costs while improving revenue and efficiency at companies such as Capital Group "The American Funds", Oracle, Fujitsu, Microsoft-Trados, Baltimore Technologies, and Critical Path. He has a Bachelors of Science with Honors in Computer Science and Artificial Intelligence from the University of Sussex, at Brighton, England. Mr. O'Brien led the Irish national team in 1993 Olympics in Informatics for high speed computer problem solving. In addition, the U.S. Government awarded Mr. O'Brien with an Extraordinary Ability EB-1-1 visa in 2001.

Brent Brewer, CEO of American Environmental Energy, stated: "We are very fortunate that Walter has elected to join our board. He not only brings a wealth of innovative ideas, but also sound business and finance strategies in the renewable capital market structure. Walter will undoubtedly enhance the company's outlook and shareholder value."


                    About American Environmental Energy, Inc.

American Environmental Energy, Inc. is a global developer and manager of renewable and alternative energy sources including carbon offsets, with current focuses in bio-diesel fuel, waste to energy solutions that include anaerobic digesters and pyrolytic conversions, wind, solar, and carbon sequestration applications and technologies. American Environmental Energy supports the use of best available technology and the integration of energy conversion devices where the company can enhance value creation when bundled with proprietary techniques to build "ecologically friendly power parks" that serve the surrounding community.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective operations. Forward-looking statements relate to expectations or forecasts of future events. American Environmental Energy Inc. does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from American Environmental Energy Inc.'s forward-looking statements, including the availability of capital and credit, market forces, economic factors, current and future competition and other uncertainties.